                                                                   Exhibit 10(b)


                               SERVICES AGREEMENT



                  This Agreement, dated as of January 1, 2003, is by and among MERCHANTS MUTUAL INSURANCE COMPANY ("Merchants Mutual"), a New York domiciled mutual property and casualty insurance company, MERCHANTS INSURANCE COMPANY OF NEW HAMPSHIRE, INC. ("Merchants New Hampshire"), a New Hampshire domiciled stock property and casualty insurance company, and MERCHANTS GROUP, INC. ("MGI"), a publicly-traded Delaware business corporation. Merchants Mutual is sometimes herein referred to as "Administrator"; Merchants New Hampshire and MGI are sometimes herein referred to individually or jointly as "Client"; and Merchants Mutual, Merchants New Hampshire and MGI are sometimes herein referred to collectively as the "Companies" and individually as a "Company".

                                    Recitals


                  WHEREAS, Merchants New Hampshire is a wholly-owned subsidiary of MGI; and


                  WHEREAS, prior to the date of this Agreement the insurance coverages offered by Merchants Mutual and Merchants New Hampshire have been marketed together through common, independent agents; and


                  WHEREAS, the Companies are parties to a Management Agreement dated as of September 29, 1986 (the "Previous Management Agreement"), pursuant to which Merchants Mutual has been providing certain management services to Merchants New Hampshire and MGI; and


                  WHEREAS, the Previous Management Agreement is scheduled to terminate on July 23, 2003; and


                  WHEREAS, the Companies desire to provide for the administration and management of certain aspects of Merchants New Hampshire's and MGI's business effective upon the termination of the Previous Management Agreement; and

                  WHEREAS, the Companies believe that because Merchants Mutual
(a) has managed the Traditional Insurance Business, as defined below, under the Previous Management Agreement, (b) is a significant stockholder of MGI, and (c) will share in the underwriting results of Merchants New Hampshire with respect to the Traditional Insurance Business pursuant to the Reinsurance Pooling Agreement, as defined below, that Merchants Mutual is well qualified to manage the Traditional Insurance Business of Merchants New Hampshire in an efficient and effective manner and has indicated a willingness and desire to do so; and


                  WHEREAS, it is the overall intent of the Companies in entering into this Agreement and Annexes hereto and the Reinsurance Pooling Agreement, as such terms are defined below, to perpetuate a mutually beneficial relationship among the Companies upon the termination of the Previous Management Agreement; to align the insurance interests of Merchants New Hampshire and Merchants Mutual by pooling risks and assuring common underwriting results on their Traditional Insurance Business prior to any annual or cumulative profit or loss sharing calculation; to allow the Companies to pursue independent endeavors, or joint endeavors if they are mutually so inclined; and to more clearly delineate the on-going rights and duties of the respective Companies with respect to the administration, management and oversight of the respective insurance operations of the Client.


                  NOW, THEREFORE, in consideration of the mutual promises and covenants and subject to the conditions herein set forth, each party hereto agrees as follows:

                  1. GENERAL DEFINITIONS. The following words and phrases shall have the meanings set forth below, unless such word or phase is otherwise specifically defined elsewhere in this Agreement or in one of the Annexes attached hereto:

                  (a) "Agreement" shall mean this Services Agreement by and among Merchants Mutual, Merchants New Hampshire and MGI, dated as of January 1, 2003, and shall include each Annex attached hereto and the Schedules, if any, attached to each Annex.

                  (b) "Annex" or "Annexes" shall mean individually or collectively, as the context may require, the Administrative Services Annex, the Underwriting Services Annex, the Claims Services Annex and the Investment and Cash Management Services Annex referred to in Paragraph 8 below.

                  (c) "Reinsurance Pooling Agreement" shall mean the Reinsurance Pooling Agreement between Merchants New Hampshire and Merchants Mutual dated January 1, 2003.

                  (d) "Traditional Insurance Business" shall mean those commercial and personal lines of property, liability and workers' compensation insurance in any jurisdiction in which either of Merchants New Hampshire or Merchants Mutual is or was licensed to do an insurance business, which insurance was produced through the Companies' independent insurance agents pursuant to the Previous Management Agreement, including residual market assumptions and assessments, industry underwriting facilities charges, and all similar assessments and charges attributable to such business, and such other business as the Companies may mutually agree.

                  2. EFFECTIVE DATE. Unless otherwise specifically provided herein or in any Annex hereto, all of the terms and conditions in this Agreement shall be effective as of 12:00 a.m. on January 1, 2003 ("Effective Date").

                  3. TERM. This Agreement shall remain in effect until the expiration or earlier termination of each and every of the Annexes hereto; provided, however, that the provisions set forth in Paragraphs 4, 5, 6, 9, 10, 11, 12, 13, 14 and 19 herein shall survive the expiration or earlier termination of this Agreement and each of the Annexes hereto.

                  4. TERMINATION OF PREVIOUS MANAGEMENT AGREEMENT. The Previous Management Agreement shall terminate immediately upon the Effective Date; provided, however, that the Companies shall continue to apply the terms of the Previous Management Agreement to any transactions outstanding as of that time in order to provide for a smooth, fair and equitable transition from the Previous Management Agreement to this Agreement. In the event there is any dispute as to whether the terms of this Agreement or of the Previous Management Agreement apply to any such transaction, the terms of the Previous Management Agreement shall apply.

                  5. RELEASE AND DISCHARGE. Each of the Companies hereby releases and discharges each of the other Companies and their officers, directors, employees and representatives from any and all claims, causes of action or damages which it has or may have against the other Companies and their officers, directors, employees and representatives arising out of or under the

Previous Management Agreement or such other Company's performance or nonperformance under the Previous Management Agreement; provided, however, the Companies do not release or discharge each other from claims, causes of action or damages resulting from or arising out of the direct financial obligations of each Company to any other Company under the Previous Management Agreement, accounting adjustments made in the ordinary course of business consistent with past practices, inadvertent accounting or clerical errors, and any fines, penalties or assessments asserted by any state insurance department.

                  6. CONTINUATION OF TERMINATION OF INTER-COMPANY POOLING AGREEMENT. Merchants Mutual and Merchants New Hampshire are parties to a Termination of Inter-Company Pooling Agreement dated as of January 1, 1985, as modified on May 5, 1986, (the "Termination of Pooling Agreement"). This Agreement shall not amend, change or modify in any respect the Termination of Pooling Agreement which shall remain in full force and effect in accordance with its terms. Any ambiguity or conflict between the terms of the Termination of Pooling Agreement and this Agreement shall be resolved in accordance with the terms of this Agreement.

                  7. BOARD OF DIRECTORS CONTROL. Nothing contained in this Agreement, in any Annex, or in the Reinsurance Pooling Agreement shall be deemed to be a delegation of the authority or responsibility of either Client's Board of Directors. The business of each Company will be managed by its officers subject to the authority of its Board of Directors. Each Company may appoint or elect as officers of such Company persons who hold offices in the other Companies, subject at all times to the power of its Board of Directors to appoint or elect and remove its officers in accordance with the charter, certificate of incorporation, by-laws, or other governing instrument, statute or rule of law applicable to such Company.

                  8. AGREEMENT TO PROVIDE SERVICES; BANK ACCOUNTS; ADDITIONAL PARTICIPANTS.

                        (a) Subject to the approval, if required, of the New York and New Hampshire Insurance Departments and any other regulatory authority having jurisdiction over any Company, Merchants New Hampshire and MGI, as Client, hereby engage, retain and appoint Merchants Mutual, as Administrator, to provide the following services, and Merchants Mutual hereby accepts such engagement, retention and appointment:

                              (i) administrative services for Merchants New Hampshire and MGI, in accordance with the terms and conditions set forth in the Administrative Services Annex attached hereto and hereby incorporated herein;

                              (ii) underwriting services for Merchants New Hampshire, in accordance with the terms and conditions set forth in the Underwriting Services Annex attached hereto and hereby incorporated herein;

                              (iii) claims services for Merchants New Hampshire,
                                    in accordance with the terms and conditions set forth in the Claims Services Annex attached hereto and hereby incorporated herein; and

                              (iv) investment and cash management services for Merchants New Hampshire and MGI, in accordance with the terms and conditions set forth in the Investment and Cash Management Services Annex attached hereto and hereby incorporated herein.

                        (b) All underwriting, claims and investment services provided to the Merchants New Hampshire by Merchants Mutual pursuant to this Agreement are to be based upon the written standards and guidelines of Merchants New Hampshire. Merchants New Hampshire shall have the ultimate and final authority over decisions and policies, including but not limited to the acceptance, rejection and canceling of risks, the payment or non payment of claims, and the purchase and sale of securities.

                        (c) Each Client hereby authorizes Administrator to open, maintain and use bank accounts in each Client's name for the purpose of effecting the transactions contemplated in this Agreement, the Annexes referred to herein, and the Reinsurance Pooling Agreement. Merchants New Hampshire further authorizes Merchants Mutual to open, maintain and use bank accounts in the name of Merchants New Hampshire or Merchants Mutual or both companies for the purpose of effecting the premium collections, loss payments and other policy related transactions under the Reinsurance Pooling Agreement.

                        (d) Each Client acknowledges that Merchants Mutual intends to form a new, wholly owned subsidiary and to license that subsidiary to write property and casualty insurance. The Companies may mutually agree to add that new subsidiary as a party to this Agreement and certain or all of the Annexes, and the Reinsurance Pooling Agreement.

                  9. BASIS FOR COMPUTATION OF AMOUNTS DUE. Except as otherwise required by the context of this Agreement or in any Annex hereto, the amounts due hereunder shall be determined on a year-to-date basis with such determination to be made as of the end of each month using the same accounting principles and practices used by Merchants Mutual and Merchants New Hampshire in filing quarterly and annual statements with the Insurance Departments of the States of New York and New Hampshire, respectively, and by MGI in preparing separate quarterly and annual financial statements for filing with the Securities and Exchange Commission. The accounting principles and practices used by Merchants Mutual and Merchants New Hampshire shall be consistent with the provisions of Regulation 30 of the State of New York, Title 11. Chapter IV Subchapter C. Part 105. -- Operating Expense Classifications for Annual Statement Purposes.

                  10. TERMINATION.

                        (a) Any Company may, at any time, terminate this Agreement or any Annex for "cause" by written notice specifying (i) the effective date of termination, which date shall be not less than sixty (60) days after the date of such notice, and (ii) the reasons for termination. "Cause", for purposes of terminating this Agreement or any Annex, shall mean either (i) any material breach of this Agreement or such Annex or (ii) continuous or repeated failure of a party to comply with a material term of this Agreement or such Annex. Any termination for cause shall not affect the rights and obligations of the parties as to transactions or acts by either party prior to the effective date of termination or relieve either party's obligation during the pendency of any dispute over the cause of termination. Before a party may terminate this Agreement or any Annex for cause, the terminating party must permit the other to rectify such breach, non-performance, or violation within thirty (30) business days after receipt of written notice of termination. If the party in breach of this Agreement or any Annex fails to cure within thirty (30) days of receiving notice of termination of this Agreement or any Annex for cause, this

Agreement or any Annex shall terminate on the effective day of the termination as provided in the notice, unless agreed otherwise in writing by the terminating party.

                        (b) Any Company may terminate this Agreement or any Annex immediately by giving written notice of termination to the other Companies if either of the other Companies:

                              (i)   is placed under supervision or in
                                    rehabilitation or liquidation by a state regulatory authority;

                              (ii)  is adjudged bankrupt;

                              (iii) has a receiver of its assets or property
                                    appointed by a court of competent
                                    jurisdiction;

                              (iv) makes a general assignment for the benefit of creditors; or

                              (v) institutes (or suffers to be instituted and not dismissed within sixty (60) days) any proceeding for the reorganization or arrangement of its affairs.

                        (c) In addition to the grounds for termination set forth in Subparagraphs 10(a) and (b) above, Merchants Mutual may terminate this Agreement, which shall include all (but only all) of the Annexes, upon thirty
(30) days notice given within forty-five (45) days after a "change in control" shall have occurred with respect to either MGI or Merchants New Hampshire, and either MGI or Merchants New Hampshire may terminate this Agreement, which shall include all (but only all) of the Annexes, upon thirty (30) days notice given within forty-five (45) days after a "change in control" shall have occurred with respect to Merchants Mutual. For purposes of this Agreement, a "change in control" shall have occurred with respect to a Company if, after the date of this Agreement:

                              (i) Any person (as such term is used in Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and including any affiliate or associate of such person, as defined in Rule 12b-2 under said Act, and any person acting in concert with such person), directly or indirectly acquires or becomes the beneficial owner of (within the meaning of Rule 13d-3 under said Act), or otherwise becomes entitled to vote, stock of MGI or Merchants New Hampshire with 25% or more of the voting power entitled to be cast at elections for directors (excluding any acquisition of stock in one Client by the other Client or by Merchants Mutual); or

                              (ii) There occurs any merger or consolidation of any Company (excluding any merger or consolidation of one Company with another Company) or any sale, lease or exchange of all or any substantial part of the assets of any of the Companies and their subsidiaries to any other person, excluding any of the other Companies, and (i) in the case of a merger or consolidation, the holders of the outstanding stock of any of the Companies entitled to vote in elections of directors ("voting stock") immediately before such merger or consolidation hold less than 50% of the voting stock of the survivor of such merger or consolidation or its parent; or
                                    (ii) in the case of any such sale, lease or exchange, neither of the Clients or the Companies as a group owns at least 50% of the voting stock of the other person; or

                              (iii) During any period of two (2) consecutive
                                    years, individuals who at the beginning of such period constitute the entire Board of Directors of any of the Companies shall cease for any reason to constitute a majority thereof, unless the election or the nomination for the election by that Company's Directors, shareholders or policyholders of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period.

                        (d) This Agreement, and any Annex, may be terminated at any time upon the agreement of all parties hereto, subject to all necessary regulatory approvals.

                        (e) The right of termination belonging to any party may be exercised without prejudice to any other remedy to which the terminating or canceling party may be entitled to at law or under this Agreement.

                        (f) Upon the effective date of termination for any reason, Client shall either: (i) assume the responsibility for all functions for which Administrator may be responsible in accordance with the terms of this Agreement or any Annex being terminated, or (ii) identify and engage one or more replacement administrators for one or more of said functions. Upon the effective date of termination for any reason, Administrator shall be relieved of all of its obligations and duties hereunder without further liability to Client, except as provided in Subparagraph 10(g) below and except for those provisions which shall survive termination as provided in Paragraph 3 above; provided, however, in such event, Administrator shall cooperate with Client and, if applicable, the replacement administrator in the transfer without undue delay of files and information to assist Client or replacement administrator in assuming uninterrupted service upon the date of termination.

                        (g) Within thirty (30) days after the effective date of termination, Client shall pay to Administrator all outstanding sums due to Administrator pursuant to this Agreement or the Annex being terminated, and Administrator shall pay to Client all outstanding sums due to Client pursuant to this Agreement or the Annex being terminated.

                  11. RECORDS AND INSPECTION.

                        (a) Administrator shall keep accurate records and accounts of all transactions undertaken on behalf of Client pursuant to this Agreement. Said records and accounts shall be maintained in accordance with the same prudent standards of record keeping as Administrator follows with respect to its own business and in accordance with all applicable state laws and regulations concerning records retention. All files shall, upon reasonable prior written notice to Administrator, be open and available for on-site audit and/or inspection and reproduction, at Client's expense, by duly authorized representatives of Client.

                        (b) Regulatory authorities, having appropriate jurisdiction, shall have access to files maintained by Administrator for the purpose of examination, audit, and inspection.

                  12. OWNERSHIP OF FILES, RETENTION OF RECORDS. Upon termination of this Agreement or any Annex or on order of a court having competent jurisdiction, Client's files and records maintained by Administrator pursuant to this Agreement shall become the sole property of Client once Administrator has been paid for the services rendered. Administrator shall have reasonable access to and the right to copy all files, books and records on a timely basis.

                  13. REVIEWS. Client may conduct on-site reviews of the operations of Administrator on behalf of Client. Client may conduct such reviews during normal business hours upon reasonable notice to Administrator. Administrator shall cooperate fully with Client, its representatives, and its designees in such reviews. Client shall prepare written findings in connection with any review and shall provide Administrator with a copy of such findings within thirty (30) days after completion of the review.

                  14. INDEMNIFICATION.

                        (a) Administrator agrees to indemnify and hold Client harmless against all claims, liabilities, demands, proceedings, actions, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees, fines, penalties or other assessments imposed against Client by an insurance department or other governmental entities) to which Client may be subjected arising out of or caused by material breach of this Agreement or any Annex by Administrator, or the gross negligence or misconduct of Administrator in processing any transaction and/or the fraudulent conduct or embezzlement or any other defalcation or gross negligence attributable to Administrator. Nothing in this Paragraph or in any other provision of this Agreement shall relieve MNH of its obligations or liabilities to persons or entities not a party to this Agreement.

                        (b) Client agrees to indemnify and hold Administrator harmless against all claims, liabilities, demands, proceedings, actions, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees, fines, penalties or other assessments imposed against Administrator by an insurance department or other governmental entities) to which Administrator may be subjected arising out of or caused by material breach of this Agreement or any Annex by Client, or the gross negligence or misconduct of Client and/or the fraudulent conduct or embezzlement or any other defalcation or gross negligence attributable to Client.

                  15. ERRORS AND OMISSIONS. At any time that Administrator's capital and surplus, as reported to insurance regulatory authorities as of the end of each calendar quarter on a Statutory Accounting basis, is below forty million dollars ($40,000,000), Administrator agrees that it will provide and maintain insurance coverage for Errors and Omissions Liability in an amount of not less than one million dollars ($1,000,000) for any one event or occurrence and in an amount of not less that five million dollars ($5,000,000) in the aggregate. Client shall receive thirty (30) days written notice of any pending change, cancellation or other termination of any such Errors and Omissions Liability policy.

                  16. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Except as otherwise provided below, neither Administrator nor Client may assign this Agreement or any Annex or the services required herein without the prior written consent of the other party. This provision shall not prohibit Administrator from assigning or subcontracting any one or more of the activities to be performed by Administrator, provided that Administrator obtains any required regulatory approvals, and provided further that such assignment or subcontracting shall not relieve Administrator of its obligations to Client under this Agreement.

                  17. INDEPENDENT CONTRACTOR. Administrator shall act as an independent contractor in providing services to Client hereunder. Neither this Agreement nor the performance hereof by Administrator shall create nor be deemed to create any employer-employee, joint venture or partnership relationship between Administrator or any of its affiliates, officers, directors, employees, or other agents or representatives, on the one hand, and Client or any of its affiliates, officers, directors, employees, or other agents or representatives, on the other hand.

                  18. NOTICES.

                        (a) All notices or other communications required pursuant to any provision of this Agreement or any Annex shall be in writing and shall be delivered personally, or sent by a nationally recognized overnight carrier, or sent by certified mail return receipt requested, postage prepaid, addressed as follows:

           Administrator:    Merchants Mutual Insurance Company
           Address:          250 Main Street
                             Buffalo, New York 14202
           Attn.:            Robert M. Zak, President & CEO

           Client:           Merchants Group, Inc.
                             Merchants Insurance Company of New Hampshire, Inc.
           Address:          250 Main Street
                             Buffalo, New York 14202
           Attn.:            Stephen C. June


                        (b) When required or issued pursuant to this Agreement, notices shall be deemed to have been given at the time when personally delivered, or the day following the day sent by overnight carrier, or if by certified mail, upon the third (3rd) day after the date such notice is postmarked.

                  19. ARBITRATION. If any dispute arises under this Agreement that cannot be resolved by the parties hereto it shall be settled by arbitration in the following manner: The dispute shall be submitted for determination to a panel of three (3) arbitrators, not related to or affiliated with any of the parties to this Agreement, one to be chosen by Merchants Mutual, one to be chosen by MGI and the third to be selected by the mutual agreement of the other two (2) arbitrators. The arbitration shall take place in Buffalo, New York, and shall be conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall not be authorized to award punitive damages.

                  20. GENERAL.

                        (a) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and as of the Effective Date supersedes all previous agreements and/or contracts whether oral or written between them with respect to the subject matter hereof, including the Previous Management Agreement unless specifically provided otherwise herein.

                        (b) If any provision of this Agreement shall contravene or be invalid under the laws of the United States, the state in which enforcement is sought, or the regulatory requirements of such state, it is agreed that such provision shall not invalidate the whole

Agreement but the Agreement shall be construed as if not containing the particular provision or provisions held to be invalid.

                        (c) This Agreement shall not be amended, changed or modified in any manner, except by an instrument in writing signed by all the parties hereto or their respective successors or assigns.

                        (d) No party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such party.

                        (e) No delay or omission by any party hereto in exercising any right shall operate as a waiver of said right on any further occasion.

                        (f) The captions are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

                        (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

                        (h) This Agreement shall be interpreted and construed in accordance with the internal laws of the State of New York without regard to conflicts of law.

                        (i) Each party represents to the other that it is authorized to enter into this Agreement and that its entry into this Agreement does not and will not violate the terms of any judgment, decree or ruling or any contract with any third party.

                        (j) If an unforeseen event or circumstance arises and the terms of this Agreement or the Annexes are ambiguous as to how the event or circumstance shall be resolved or managed, or a literal reading of this Agreement or the Annexes creates a result inconsistent with the purposes for which the Companies have entered into this Agreement or the Annexes, this Agreement and the Annexes shall be interpreted in a manner that will effectuate the purposes of the parties as set forth in the Recitals which appear at the head of this Agreement.

CLIENT AND ADMINISTRATOR CERTIFY BY THEIR UNDERSIGNED AUTHORIZED OFFICERS THAT THEY HAVE READ THIS AGREEMENT, INCLUDING ALL ANNEXES HERETO AND THE SCHEDULES TO SUCH ANNEXES, AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.


                  IN WITNESS WHEREOF, this Agreement has been duly executed by each party hereto in Buffalo, New York on the date first above written.

                                  MERCHANTS MUTUAL INSURANCE COMPANY

                                  By
                                     -------------------------------------------
                                                Robert M. Zak, President

                                  MERCHANTS INSURANCE COMPANY OF
                                  NEW HAMPSHIRE, INC.

                                  By
                                     -------------------------------------------
                                      Stephen C. June, Executive Vice President

                                  MERCHANTS GROUP, INC.

                                  By
                                     -------------------------------------------
                                           Edward M. Murphy, Vice President

                          ADMINISTRATIVE SERVICES ANNEX


This Annex is part of the Services Agreement dated January 1, 2003 (the "Agreement" or "Services Agreement"), by and between Merchants Group, Inc. ("MGI") and Merchants Insurance Company of New Hampshire, Inc. ("Merchants New Hampshire") on the one hand (jointly, "Client") and Merchants Mutual Insurance Company on the other hand ("Administrator").

I.       Appointment of Administrator

         Client hereby appoints Administrator and Administrator hereby accepts appointment by Client to provide the administrative, bookkeeping, accounting and other similar functional services enumerated in Section II below and related to the administration of Merchants New Hampshire's Traditional Insurance Business and to the day-to-day administration of MGI's bookkeeping, accounting and related needs.


         Administrator agrees to perform, for the fees set forth below, the services enumerated in Section II below. Administrator's services shall be performed in a timely manner in accordance with the legal requirements and other obligations of Client. Administrator's performance is subject, however, to the timely performance by Client of its duties and responsibilities where applicable.

II.      Duties of Administrator

         With respect to the administration of Merchants New Hampshire's Traditional Insurance Business and to the day-to-day administration of MGI's and MNH's bookkeeping, accounting and related needs, Administrator agrees to perform the duties and obligations listed below in accordance with the standards established below and the legal requirements applicable to such Traditional Insurance Business. In the event that any such duties or obligations are more specifically provided for in another Annex, that other Annex shall supercede this Section.

         In respect to the authorization and appointment established in Section I, Client hereby conveys to and confers upon Administrator the required powers authorizing it to take all necessary action to enable it to perform its duties hereunder, on behalf of Client, including without limitation:

         A. Accounting services, including the preparation of all income tax returns, balance sheets, profit and loss statements and convention statements; making disbursements, other than related to premiums and claims, following established internal control procedures; the keeping of all original books and records regarding all receipts and disbursements and posting all entries in the same; the compilation of all financial information in such detail and at such times as shall be required by the Board of Directors of Client or any committee thereof; compiling information for and completing drafts for the review and approval of Merchants New Hampshire or MGI management of all financial forms and statements required by any governmental agency, whether state or federal or for distribution to Client's stockholders and directors; and, in general, to do and perform all services customarily done and performed by accounting departments of property and casualty insurance companies.

         B. Actuarial services, including the development and calculation of loss reserves for property and casualty insurance business produced pursuant to the Underwriting Services Annex as amended from time to time. Administrator shall make available its staff and actuarial advisors for the purpose of carrying out such functions, evaluating loss reserves and statutory reserves, and all other management services traditionally performed by actuarial departments in property and casualty insurance companies.

         C. Management of the procurement of legal services, including advice with respect to all state and federal laws applicable to Client's insurance operations; the performance of other management services customarily performed by counsel for property and casualty insurance companies in the ordinary course-of-business. The management services provided for in this paragraph shall not include litigation (whether initiated by Client or others); the transfer of stock whether by purchase, exchange, or otherwise; fees incurred in connection with the investment of assets of Client or any legal management services required other than in the ordinary course of the business of Client, including without limitation any corporate advice, advice to the Board of Directors or securities laws advice. Nothing contained in this paragraph shall be construed to require Administrator to undertake any action that would constitute the practice of law in any applicable jurisdiction.

         D. Internal audit services necessary to maintain an adequate system of internal controls and management reporting.

         E.   All other administrative services:

              i. in conjunction with Client, and, with respect to MGI, incidental to the operation of a publicly traded corporation including without limitation, the maintenance of all corporate records, including drafting minutes of Directors meetings; the drafting of all filings with the Securities and Exchange Commission subject to the review and approval by MGI; handling of investor relations, including relations with investment analysts and news media;

              ii. with respect to Merchants New Hampshire, incidental to the operation of a property and casualty insurance company including without limitation, the handling of matters before all insurance departments having jurisdiction over Merchants New Hampshire and all legislative matters which might affect the operation of Merchants New Hampshire in the various states in which

                   Merchants New Hampshire is admitted to do business; the handling of matters with AM Best and other financial rating agencies; and

              iii. in general, to perform such administrative, management and development tasks as are or might be, considered prudent, reasonable and necessary for the operation of Client.

III.     Duties of Client

         Client agrees to perform the duties and obligations listed below in accordance with the standards established below and the legal requirements of all applicable jurisdictions.

         A. Advise Administrator of all corporate plans and strategies that affect the performance of Administrator's duties under this Annex.

         B. Disclose to Administrator information relevant to the preparation and filing of all financial and other reports.

         C.   Review and approve the following:

              i. Securities and Exchange Commission and stock exchange and other securities filings and reports; and

              ii.  Press releases.

IV.      Fees and Expenses

         A. In consideration for the services performed by Administrator enumerated under Section II of this Annex, Client shall pay to Administrator fees as follows:

              i. For all services as set forth in Section II of this Annex monthly fees determined as set forth in Schedule 1 attached hereto, payable monthly within thirty (30) days after the end of each month

              ii.  Other services - in accordance with fees to be agreed

         B. Client shall be responsible to pay directly to the applicable taxing authority or to Administrator, if imposed on or paid on behalf of Client by Administrator, all federal, state and local taxes and assessments which Administrator may be required to pay or collect or which may be incurred or assessed against Administrator, under any existing or future law.

V.      Term of Annex

                 This Annex shall commence as of the Effective Date of the Agreement and continue in force and in effect for an indefinite period, unless and until terminated (i) at 11:59 p.m. December 31, 2003 or at the end of any calendar quarter thereafter by either party providing the other with written notice not less than 180 days prior to the date of termination, or (ii) upon termination of the Services Agreement.


                                      * * *

                                   SCHEDULE 1

                     Annual Fees for Administrative Services
                      Set Forth in Section II of this Annex



For each calendar year, Client shall pay to Administrator on a monthly basis 50% of the expenses incurred by Administrator listed in paragraphs A. and B. below. This percentage and the category of expenses may be changed by mutual agreement of Client and Administrator, at any time and from time to time after December 31, 2003.

A.       The Client's agreed share of the following DEPARTMENTAL EXPENSES:

         1.       General accounting services, after deducting:
                  a.       Depreciation - furniture and fixtures
                  b.       Depreciation - electronic data processing
                  c.       Facility administration expenses
                  d.       Legal and audit fees
                  e.       Building rent

         2. Actuarial services, but only as respects the agreed percentage of the actuarial staff as relates to determining the Client's reserves for losses, loss adjustment expenses and unearned premiums.

         3. Statistical reporting, but including only the agreed percentage of the Chief Actuary's salary and fringe benefits relating to this service.

         4.       Internal audit

         The above Departmental Expenses shall also include the allocated percentages of the following related additional expenses:

         1. Fringe benefits applicable to the managers and staff providing the applicable services, and

         2. Occupancy and equipment costs required for the managers and staff providing the applicable services.

B. Salaries and fringe benefits for the following Executive Managers and staff, but only as relates to the services provided by the departments listed in A. above:

         1.       Chief Executive Officer
         2.       Chief Financial Officer
         3.       Assistant Vice President - Finance
         4.       Controller
         5.       Executive Assistant.

C. In addition to its share of the expenses listed in paragraphs A. and B. above, Client shall also pay 100% of its direct expenses including, but not limited to, the following:

         1.       Legal
         2.       Audit
         3.       Insurance
         4. Salaries, fringe benefits and other expenses for Client's employees
         5.       Fees and expenses for Client's advisors.
         6.       Rating agency fees.

                           UNDERWRITING SERVICES ANNEX


This Annex is part of the Services Agreement dated January 1, 2003 (the "Agreement" or "Services Agreement"), by and between Merchants Group, Inc. ("MGI") and Merchants Insurance Company of New Hampshire, Inc. ("Merchants New Hampshire") on the one hand (jointly, "Client") and Merchants Mutual Insurance Company on the other hand ("Administrator").

I.       Appointment of Administrator

         Merchants New Hampshire hereby appoints Administrator and Administrator hereby accepts appointment by Merchants New Hampshire to act on behalf of Merchants New Hampshire in underwriting and servicing Merchants New Hampshire's Traditional Insurance Business incepting and in force during the Term of this Annex.

         This Annex shall not be considered an exclusive relationship between Merchants New Hampshire and Administrator, and Merchants New Hampshire may act on its own behalf or engage such other underwriting administrators to act for it with respect to other policies or insurance business not included in Traditional Insurance Business as Merchants New Hampshire may designate from time to time. Conversely, Administrator may provide similar services to others.

         Administrator agrees to perform, for the fees set forth below, the services enumerated in Section II. below. Administrator's services shall be performed in a timely manner in accordance with the legal requirements of the state in which the policy was written. Administrator's performance is subject, however, to the timely performance by Merchants New Hampshire of its duties and responsibilities where applicable.

II.      Duties of Administrator

         With respect to Traditional Insurance Business, Administrator agrees to perform the duties and obligations listed below and Client authorizes Administrator to perform all such duties and obligations, all in accordance with the standards established below and the legal requirements of the state in which the applicable policy was written. In the event that any such duties or obligations are more specifically provided for in another Annex, that other Annex shall supercede this Section.

         A. Market Traditional Insurance Business through Merchants New Hampshire's appointed independent agents.

         B. Appoint agents on behalf of Merchants New Hampshire in accordance with marketing plans as are approved by Merchants New Hampshire.

         C. Ensure that each insurance applicant qualifies for new or renewal insurance in accordance with Merchants New Hampshire's underwriting guidelines and eligibility rules as are in effect from time to time; provided, however, that Administrator has the authority to interpret underwriting guidelines as the same apply to individual insurance applicants.

         D. Solicit and receive insurance policy applications and renewal information, and bind and issue policies in accordance with Merchants New Hampshire's underwriting manuals and guidelines, as the same may be amended from time to time at the suggestion of or in consultation with Administrator.

         E. Price all new and renewal premiums in accordance with premium rates, rating plans and rules as are in effect from time to time.

         F.   Prepare and maintain all policy files.

         G. Submit premium billings to insureds or agents as applicable, collect premiums or pay or credit return premiums, and deposit cash in depository accounts approved by Merchants New Hampshire ("Deposit Account(s)"); the funds held in such Deposit Accounts may be commingled with funds of the Administrator but shall only be used by the Administrator to satisfy obligations related to the Traditional Insurance Business.

         H. Provide all policyholder services not otherwise provided by Merchants New Hampshire's independent insurance agents, including fielding and responding to inquiries, processing policy changes and issuing endorsements, billing additional premiums and disbursing return premiums.

         I. Establish and maintain files for each appointed agent including, among other things, agent's appointment agreement, commission structure, and binding authority, if any.

         J. Calculate, process, and pay out of the Deposit Account(s) on behalf of Merchants New Hampshire all commissions and collect all return commissions in accordance with commission rates and plans as are in effect from time to time. Administrator shall have the authority to negotiate commissions on individual policies.

         K. Calculate, process, and pay out of the Deposit Account(s) on behalf of Merchants New Hampshire all premium taxes out of Merchants New Hampshire's Deposit Account(s).

         L. Calculate, process, and pay out of Deposit Account(s) on behalf of Merchants New Hampshire all policyholder dividends in accordance with the dividend plans in effect from time to time.

         M. Maintain, and make available to Merchants New Hampshire as required all accounting records in the format and media maintained by Administrator including, but not limited to: premium registers; cash receipt journals; cash disbursements journals; open premium receivables and commission payables; and other related billings, receipts, payables and disbursements. Such records shall be available to Merchants New Hampshire during normal business hours upon reasonable notice.

         N. Prepare and submit to Merchants New Hampshire periodic management reports as set forth in Schedule 1.

         O. Make all systems, records and files available to Merchants New Hampshire and its actuaries and analysts. Such information shall be available to Merchants New Hampshire during normal business hours upon reasonable notice.

         P. Prepare and file premium rating plans and amendments, as appropriate, whenever required, and submit to Merchants New Hampshire for specific approval any filing that deviates from credibility weighted actuarial indications by more than the greater of two (2) percentage points from the indication and 20% of the indication. In addition, Administrator shall also submit to Merchants New Hampshire for specific approval any filing that, after amendment following consultation or negotiation with the applicable state insurance department, deviates from credibility weighted actuarial indications by more than the greater of three
              (3) percentage points from the indication and 30% of the indication. Absent a response, Merchants New Hampshire is deemed to have approved any filing after ten (10) days from receipt of the submission from Administrator.

         Q. Prepare and maintain, subject to the approval of Merchants New Hampshire, the following:

              i.      Underwriting guidelines and eligibility rules.

              ii. Premium rating plans based on current underwriting statistics, revised on a regular basis.

              iii. Independent agency commission structures - base and incentive.

              iv.     Policy dividend programs.

              Absent a response, Merchants New Hampshire is deemed to have approved any such guidelines, rules, plans, structures and/or programs (as applicable) after ten (10) days from receipt of the submission from Administrator.

         R. Respond to and resolve insurance department inquiries and complaints, and notify Merchants New Hampshire promptly of any such inquiries or complaints and Administrator's responses thereto and the resolutions thereof.

         S. Assist Merchants New Hampshire with determining reinsurance needs and placement of reinsurance with reinsurers approved in accordance with criteria established by Merchants New Hampshire. Merchants New Hampshire retains final authority for approval of placement of all reinsurance; provided, however, that Administrator shall have the authority to place facultative reinsurance on individual risks with reinsurers approved by Merchants New Hampshire.

         T.   Manage Merchants New Hampshire's residual market obligations.

         U. Perform such other tasks as are traditionally the responsibility of an insurance underwriting administrator, including those previously performed by Administrator under the Previous Management Agreement.

III.     Duties of Client

         With respect to Merchants New Hampshire's Traditional Insurance Business, Merchants New Hampshire agrees to perform the duties and obligations listed below in accordance with the standards established below and the legal requirements of the applicable state(s) in which the policy was written:

         A. Approve or reject, within ten (10) days of receipt of any submission from Administrator, any proposed new or changes to existing:

              i. Policy forms (except for changes required by law which can be made without Merchants New Hampshire's approval).

              ii.  Underwriting guidelines and eligibility rules.

              iii. Premium rating plans and rules based on current underwriting statistics and revised on a regular basis.

              iv. Independent agency commission structures - base and incentive.

              v.   Policy dividend programs.

              Absent a response, Merchants New Hampshire is deemed to have approved any such forms, guidelines, rules, plans, structures and/or programs (as applicable) after ten (10) days.

         B. Approve or reject all premium rate filings as submitted by Administrator in accordance with Subsection II. P. above.

         C. Approve or reject the placement of all reinsurance and establish the criteria for any company with whom reinsurance is placed; provided, however, that Administrator shall have the authority to place facultative reinsurance on individual risks with reinsurers approved by Merchants New Hampshire.

         D. Authorize Administrator to appoint agents on behalf of Merchants New Hampshire in accordance with guidelines agreed between the Administrator and Merchants New Hampshire.

         E. Authorize Administrator to obtain underwriting application information, and to bind and issue policies in accordance with Merchants New Hampshire's underwriting manuals and guidelines, as amended from time to time at the suggestion of Administrator or in consultation with Administrator.

         F. Authorize Administrator to bill and collect premiums and to pay return premiums.

IV.      Cash Receipts and Disbursements

         A. Merchants New Hampshire hereby authorizes and empowers Administrator to collect and receive all premiums related to Merchants New Hampshire's Traditional Insurance Business. Such funds shall be deposited in an account (the "Deposit Account") established and maintained by Administrator for premiums collected on Traditional Insurance Business written by Merchants New Hampshire, Merchants Mutual and other affiliated insurers (the "depositing companies") which might also underwrite the same lines of insurance as are included with Merchants New Hampshire's Traditional Insurance Business. Premium refunds, commissions, premium taxes and other expenses related to premiums written by the depositing companies will be paid by Administrator from funds deposited in the Deposit Account.

         B. Administrator is also authorized to fund Merchants New Hampshire's claims settlement accounts, and make payments for Merchants New Hampshire's reinsurance premiums (less reinsurance loss recoveries), general operating expenses and Merchants New Hampshire's allocated share of unallocated loss adjustment expenses from the Deposit Account.

         C. Balances at the end of each month will be settled with the depositing companies. Positive balances will be paid to and negative balances will be collected from the depositing companies within thirty (30) days after the end of the month.

         D. Amounts maintained in the Deposit Account by Administrator on behalf of or for Merchants New Hampshire, shall be held by Administrator in a fiduciary capacity.

         E. Administrator shall maintain and make available to Merchants New Hampshire as required records of all deposit and disbursement transactions with respect to the Deposit Account. Such records shall be available to Merchants New Hampshire during normal business hours upon reasonable notice.

V.       Service Fees, Payments and Direct Expenses

         A. In consideration for the services performed by Administrator enumerated under Section II of this Annex, Merchants New Hampshire shall pay to Administrator monthly fees based upon an allocated share of Administrator's other underwriting expenses as agreed between Merchants New Hampshire and Administrator determined pursuant to statutory accounting rules and set forth in Schedule 2 attached hereto. The expenses shall be allocated based on Merchants New Hampshire's premiums written that are subject to this Annex relative to the total of all premiums written by Administrator plus Merchants New Hampshire's premiums written subject to this Annex during each month. The calculation shall be made based on cumulative premiums and expenses and the monthly changes thereof for each year this Annex is in effect. Merchants New Hampshire shall pay the fee within thirty (30) days after the end of each month.

         B. In addition to the above fees paid to Administrator, Merchants New Hampshire shall be responsible for the payment of all agent commissions and other direct policy acquisition costs.

         C. Merchants New Hampshire shall be responsible to pay directly to the applicable taxing authority or to Administrator, if imposed on or paid on behalf of Merchants New Hampshire by Administrator, all federal, state and local taxes and assessments which Administrator or Merchants New Hampshire may be required to pay or collect or which may be incurred or assessed against Administrator or Merchants New Hampshire, under any existing or future law, including, without limitation, premium taxes, residual market assessments, and industry underwriting facilities charges, and all similar taxes, assessments and charges attributable to Merchants New Hampshire's business underwritten and serviced pursuant to this Annex.

VI.      Term of Annex

         This Annex shall commence as of the Effective Date of the Agreement and continue in force and in effect for an indefinite period, unless and until terminated (i) at 11:59 pm on December 31, 2007 or any December 31 thereafter by either party providing the other with written notice not less than one year prior to the date of termination, or (ii) coincident with the termination of the Reinsurance Pooling Agreement ceding Merchants New Hampshire's Traditional Insurance Business to Merchants Mutual, but not earlier than at 11:59 p.m. on December 31, 2007, or (iii) upon termination of the Services Agreement.

                                      * * *

                                   SCHEDULE 1

                               Management Reports




o       Monthly Production Reports (DWP)

o       Monthly Management Reports (Regional Reports)

o       Quarterly Agent Production and Profitability Reports ("55's")

o       Quarterly Loss and LAE Results, by line

o       Quarterly Profitability Analysis

o       Internal Underwriting and Claims File Reviews, as completed

o Rate Indications and Rate and Rule Filings as prepared in the ordinary course of business

o       Monthly Cash Flows

                                   SCHEDULE 2

                           Other Underwriting Expenses




For each year, the combined amount of underwriting expenses of Administrator and Merchants New Hampshire as are to be reported in such year's Underwriting and Investment Exhibit, Part 4 - Expenses of the Administrator and Merchants New Hampshire Annual Statements included in Column 2 on lines 3 through 18 plus line 24, excluding the following specific items:

          1.   Expenses unrelated to the Traditional Insurance Business;

          2. Expenses deemed to be direct expenses of either Merchants New Hampshire or Administrator;

          3. Administrative expenses of Administrator that will be included in the determination of the fees payable under the Administrative Services Annex of the Services Agreement;

          4. Provisions for payment of Senior Management bonuses by Administrator; and

          5. Other expenses as may, from time to time, be agreed by the parties.

                              CLAIMS SERVICES ANNEX




This Annex is part of the Services Agreement dated January 1, 2003 (the "Agreement" or "Services Agreement"), by and between Merchants Group, Inc. ("MGI") and Merchants Insurance Company of New Hampshire, Inc. ("Merchants New Hampshire") on the one hand (jointly, "Client") and Merchants Mutual Insurance Company on the other hand ("Administrator").

I.       Appointment of Administrator

         Client hereby appoints Administrator and Administrator hereby accepts appointment by Client as claims manager to represent and act for Merchants New Hampshire with respect to those claims incurred on Merchants New Hampshire's Traditional Insurance Business and investigated and settled during the Term of this Annex.

         Merchants New Hampshire may act on its own behalf or engage such other claims administrators to act with respect to other such of its policies or insurance business not included in its Traditional Insurance Business as Merchants New Hampshire may designate from time to time. Administrator may provide similar services to others.

         Administrator agrees to perform, for the fees set forth below, the services enumerated in Section II below. Administrator's services shall be performed in a timely manner in accordance with claims guidelines and practices as adopted by Merchants New Hampshire from time to time, and with the legal requirements of the state in which the policy was written or the claim was incurred. Administrator's performance is subject, however, to the timely performance by Merchants New Hampshire of its duties and responsibilities where applicable.

II.      Duties of Administrator

         With respect to claims arising under Merchants New Hampshire's Traditional Insurance Business, Administrator agrees to perform the duties and obligations listed below in accordance with the standards established below and the legal requirements of the state(s) in which the applicable policy was written and the claim was incurred. In the event that any such duties or obligations are more specifically provided for in another Annex, that other Annex shall supercede this Section.

         A. Receive, accept and establish a file for each claim. Enter claim data into Administrator's claims management system.

         B. Conduct necessary investigations of all claims submitted to it by insureds or claimants to determine their validity and compensability.

         C. Furnish to insureds and claimants all claim forms necessary for the proper administration of claims.

         D.   Verify insured's coverage provided by Merchants New Hampshire.

         E. Establish case specific reserves, adjust, resist and/or settle claims in accordance with authority levels granted to Administrator by Merchants New Hampshire and set forth on Schedule 1 hereto.

         F. Utilize investigators, legal counsel and other service providers required for the administration of claims and assist selected legal counsel in the preparation of cases for hearings, appeals, and/or trials. Administrator shall propose and Merchants New Hampshire shall approve a list of service providers (the "approved list"). As respects specific claims, Administrator may retain a service provider not on the approved list, but must provide Merchants New Hampshire with notice of such retention as soon as reasonably practical, along with the reasons for the selection. If Merchants New Hampshire so directs, Administrator will terminate the non-approved service provider and retain one acceptable to Merchants New Hampshire.

         G. Supervise all litigation and other proceedings involving a claim and, where required, attend judicial or administrative hearings involving a claim.

         H. Issue drafts for settlement of claims and payment of all allocated loss adjustment expenses out of the Deposit Account(s) established pursuant to the Underwriting Services Annex.

         I. Evaluate all claims for reinsurance coverage; submit claims reports and related information to reinsurers; negotiate settlement and collection of all reinsurance claims.

         J. Pursue all reasonable possibilities of subrogation, contribution or indemnity, where in the reasonable judgment of Administrator there is a substantial likelihood of a net recovery, and pay all such recovered amounts to Merchants New Hampshire.

         K. Maintain and make available to Merchants New Hampshire as required all accounting records in the format and media maintained by Administrator including, but not limited to: loss payment journals; individual claim reserves and periodic adjustments; salvage and subrogation receipts journals; open salvage and subrogation receivables; reinsurance claims reports and receipts. Such records shall be available to Merchants New Hampshire during normal business hours upon reasonable notice.

         L. Prepare and submit to the Merchants New Hampshire periodic management reports as set forth in Schedule 2.

         M. Maintain all loss and allocated loss adjustment expense systems and data files and provide access to the systems and files to Merchants New Hampshire and its actuaries and analysts. Such information shall be available to Merchants New Hampshire during normal business hours upon reasonable notice.

         N. Respond to all insurance department and regulatory complaints and inquiries, and cooperate with Merchants New Hampshire to dispose of such complaints and inquiries.

         O. Hold all funds and assets of Merchants New Hampshire, which come into the possession or control of Administrator pursuant to this Annex, in a fiduciary capacity on behalf of Merchants New Hampshire.

         P. Maintain all applicable regulatory licenses and use its best efforts to ensure that all individuals employed, retained or acting under the direction of Administrator hold all required individual regulatory licenses.

III.     Duties of Merchants New Hampshire

         With respect to Merchants New Hampshire's Traditional Insurance Business, Merchants New Hampshire agrees to perform the duties and obligations listed below in accordance with the standards established below and the legal requirements of the applicable state(s) in which the policy was written and the claim was incurred.

         A. Authorize Administrator to receive and provide to Administrator Notices of Claim including ACORD forms, letters, or phone reports, if and when received by Merchants New Hampshire within twenty-four
              (24) hours of receipt by Merchants New Hampshire. Merchants New Hampshire shall promptly forward, or cause to be forwarded to Administrator, all claims, claim forms, demands, notices, inquiries or correspondence concerning or related to claims received by Merchants New Hampshire.

         B. Provide, and authorize Administrator to utilize, all policy and other data in order to allow Administrator to promptly verify coverage after receipt of Notice of Claim by Administrator.

         C. Advise Administrator within two (2) business days of receipt of all inquiries affecting Merchants New Hampshire's licenses, requests for audits, or regulatory inquiries.

         D. With respect to any claim requiring Merchants New Hampshire approval, pursuant to the claims handling procedures as set forth on Schedule 1,

              Merchants New Hampshire shall provide such approval or disapproval within ten (10) days from receipt of the submission from Administrator.

IV.      Cash Disbursements and Account Funding

         A. Merchants New Hampshire authorizes Administrator to disburse cash to settle claims (within agreed limits of authority as set forth in Schedule 1 or otherwise in this Agreement) with funds provided by Merchants New Hampshire to Administrator and maintained by Administrator for such purpose.

         B. Funds held by Administrator on behalf of Merchants New Hampshire shall be held in a fiduciary capacity. Such funds shall be deposited in an account established and maintained by Administrator in a federal or state insured financial institution. Claims and allocated loss adjustment expenses will be paid from this account.

         C. Administrator is authorized to obtain reimbursement for claims payments and Administrator's Service Fees (as such term is defined in Section V (A) below) from:

              i. The fiduciary account to which premiums and related transactions are deposited and disbursed as authorized by the terms of the Underwriting Services Annex (the "Deposit Account"), and to the extent this account is insufficient;

              ii.  The general operating funds of Merchants New Hampshire.

         D. Merchants New Hampshire shall deposit and maintain in the Deposit Account with Administrator a minimum required balance of one hundred thousand dollars ($100,000) by periodically transferring additional funds to such account in order to replenish the account so that it equals or exceeds the minimum required balance.

         E. Administrator shall render a monthly accounting within thirty (30) days after the end of each month to Merchants New Hampshire reporting the balance of the funds and the details of all transactions with respect to such funds.

V.       Service Fees and Payment

         A. In consideration for the services performed by Administrator enumerated under Section II of this Annex, Merchants New Hampshire shall pay to Administrator monthly service fees ("Service Fees") based upon an allocated share of Administrator's unallocated loss adjustment expenses as agreed between Merchants New Hampshire and Administrator determined pursuant to statutory accounting rules and set forth in Schedule 3. The expenses shall be allocated based on the claims attributable to Merchants New Hampshire that are subject to this Annex relative to the total of all claims being handled by Administrator outstanding each month by averaging the number of claims outstanding at the beginning and end of each month. The calculated share for Merchants New Hampshire shall be applied to Administrator's total unallocated loss adjustment expenses to determine Administrator's monthly Service Fee. It is the intent of the parties that claims expenses will continue to be allocated in the manner utilized under the Previous Management Agreement. Merchants New Hampshire shall pay each monthly Service Fee within
              (30) days after the end of each month.

         B. In addition to the Service Fees paid to Administrator, Merchants New Hampshire shall be responsible for the payment of all Allocated Loss Adjustment Expense(s) as defined in Section VI of this Annex to the persons to whom such Allocated Loss Adjustment Expenses are owed.

         C. Merchants New Hampshire shall be responsible to pay directly to the applicable taxing authority or to Administrator, if imposed on or paid on behalf of Merchants New Hampshire by Administrator, all federal, state and local taxes and assessments which Administrator may be required to pay or collect or which may be incurred or assessed against Administrator, under any existing or future law, relating to the handling and settlement of any claims under this Annex.

VI.      Definition of "Allocated Loss Adjustment Expense"

         A. For the purposes of this Annex, Allocated Loss Adjustment Expenses ("Allocated Loss Adjustment Expenses") shall mean any expense not incurred by Administrator as a part of its day to day intrinsic operation (such as its own internal payroll, office expenses, overhead, etc,) which is chargeable or attributable to the investigation, coverage analysis, adjustment, negotiation, settlement, defense or general handling of any claim(s) or action(s) related thereto, or to the protection and/or perfection of Merchants New Hampshire's and/or its insureds' rights of subrogation, contribution or indemnification.

         B. Allocated Loss Adjustment Expenses include, but are not limited to the following:

              i. Attorney's fees and disbursements incurred in connection with the determination of coverage and/or the adjustment, defense, negotiation or settlement of any claim; attorney's fees incurred for representation at depositions, hearings, pretrial conferences and/or trials.

              ii. Costs incurred in handling any Alternative Dispute Resolution proceeding ("ADR"), legal actions, including trials or appeals, or in pursuing any declaratory judgment action, including deposition fees, costs of appeal bonds, court reporter or stenographic service fees, filing fees, and other court costs, fees and expenses, transcript or printing costs and all discovery expenses; fees for service of process; fees for witnesses' testimony, opinions, or attendance at hearings or trial.

              iii. Statutory fines or penalties to the extent incurred in connection with the adjustment, negotiation, settlement or defense of any claim; pre- and post-judgment interest paid as a result of litigation, unless legal requirements define such interest as indemnity payments.

              iv. Subcontractors' fees and travel expenses, including independent adjusters, automobile and property appraisers, to the extent that same are incurred in the adjustment, negotiation, settlement or defense of any claim (excluding Administrator's employees).

              v. Experts' fees including reconstruction experts, engineers, cause & origin reports, photographers, accountants, economists, metallurgists, cartographers, architects, handwriting experts, physicians, appraisers and other natural and physical science experts, plus the costs associated with preparation of expert reports, depositions, and testimony.

              vi. Fees for surveillance, undercover operative and detective services or any other investigations.

              vii. Costs for medical examinations, or autopsies, including diagnostic services, and related transportation costs, fees for medical reports and rehabilitation evaluations.

              viii. Costs for any public records, medical records, credit bureau reports, and other like reports.

              ix. Costs and expenses incurred where Administrator determines it is reasonable to pursue the rights of contribution, indemnification, salvage or subrogation of Merchants New Hampshire and/or its insured, including attorney and collection agency fees and/or expenses.

              x. Medical or vocational rehabilitation expenses, and all other medical cost containment services, including, but not limited to utilization review, pre-audit admission authorization, hospital bill audit or adjudication; provider bill audit or adjudication, and review of medical case management.

              xi. Extraordinary travel and related expenses incurred by Administrator at the express request of Merchants New Hampshire, which are not otherwise payable under this Annex.

VII.     Term of Annex

            This Annex shall commence as of the Effective Date of the Agreement. With respect to claims incurred during the period when the parties are operating pursuant to the Reinsurance Pooling Agreement or another reinsurance or pooling agreement, this Annex may only be terminated by mutual agreement of the parties, or for cause pursuant to Subparagraph 10(a) of the Services Agreement, or pursuant to Subparagraphs 10(b) or (c) of the Services Agreement. For claims incurred prior to the Effective Date, this Annex shall continue in force and in effect for an indefinite period, unless and until terminated (i) at 11:59 p.m. December 31, 2004 or any month end thereafter by either party providing the other with written notice not less than six (6) months prior to the date of termination, or
            (ii) upon termination of the Services Agreement.






                                      * * *

                                            SCHEDULE 1

                                    Claims Handling Procedures





1. Administrator will report any and all claims, regardless of liability or policy limits, to Merchants New Hampshire with a total reserve of $50,000 or more, as soon as such exposure is known. On these claims, Administrator will provide Merchants New Hampshire with sufficient information to enable it to independently evaluate the individual claim and determine whether Merchants New Hampshire may require additional information. After such notice, Merchants New Hampshire may request additional information and documentation, which Administrator shall provide.

2. Administrator will report to Merchants New Hampshire all claims, regardless of liability or policy limits, which and when to its knowledge involve one or more of the following:

                a.       Fatalities
                b. Brain stem injuries, quadriplegia, paraplegia, hemiplegia or paralysis.
                c. All second or third degree burn injuries involving 25% or more of the body.
                d. All amputation, whether partial or whole, or loss of use of limbs.
                e.       Loss of use of any of the five senses.

3. With respect to any claims referenced in Sections 1 or 2 above, in addition to the other notice requirements contained in the Agreement, Administrator will report, in a timely fashion, to Merchants New Hampshire concerning any substantive settlement demands, dispositive motions or scheduled trials or hearings.

4. Administrator may settle, adjust, compromise, pay, defend, litigate, or submit to arbitration all actions, suits, proceedings, accounts, claims and demands in which Merchants New Hampshire may become a party, and in connection therewith to make and execute, in Administrator's discretion or as otherwise directed by Merchants New Hampshire, general and specific releases, covenants not to sue, and any and all documents necessary or proper and to make or to accept and receive payment or other consideration in satisfaction of any disputes on behalf of or for the use of Merchants New Hampshire and retain counsel to represent Merchants New Hampshire for the purposes expressed herein. Settlement of any claim in excess of $100,000 or any other amount as may, from time to time, be agreed to by Merchants New Hampshire and Administrator, shall require the prior approval of Merchants New Hampshire. Merchants New Hampshire acknowledges that time is often of the essence in settlement negotiations and that if Merchants New Hampshire, through its designated officer or employee, is not available, Administrator shall have the authority to settle such claim based upon the exercise of its good faith judgment consistent with applicable statutes and how Administrator handles its owns claims.

5. Administrator will provide a written report to Merchants New Hampshire concerning any claim where the estimated fair value for the injuries, without regard to liability, exceeds $100,000 in the judgment of Administrator wherein allegations of bad faith or unfair claim practices are made against Merchants New Hampshire and/or Administrator.

6. Merchants New Hampshire shall also have the right to withdraw from Administrator and assume control of any claim, at Merchants New Hampshire's expense. Any withdrawn claim(s) will not be included in the calculation of Administrator's Service Fee from the time such claim is withdrawn, and the amount of any Claims Related Extra Contractual Obligation, as defined in the Reinsurance Pooling Agreement, arising from or relating to a withdrawn claim shall not be included in the calculation of profit sharing or retrospective amounts under the Reinsurance Pooling Agreement.

                                   SCHEDULE 2

                               Management Reports



Large Claims Advisory        --   as prepared in the ordinary course of business

Monthly Claims
Management Reports --

Internal Claim File Reviews  --   as completed

                                   SCHEDULE 3

                      Unallocated Loss Adjustment Expenses


For each year, the combined amount of unallocated loss adjustment expenses of Administrator and Merchants New Hampshire as are to be reported in such year's Underwriting and Investment Exhibit, Part 4 - Expenses of the Administrator and Merchants New Hampshire Annual Statements included in Column 1 on lines 3 through 18 plus line 24, excluding the following specific items:

     1.  Expenses unrelated to the Traditional Insurance Business;
     2. Expenses deemed to be direct expenses of either Merchants New Hampshire or Administrator;
     3. Administrative expenses of Administrator that will be included in the determination of the fees payable under the Administrative Services Annex of the Services Agreement;
     4. Provisions for payment of senior management (positions with a title of assistant vice president or higher or a pay grade of 27 or higher) bonuses by Administrator; and
     5.  Other expenses as may, from time to time, be agreed by the parties.

                  INVESTMENT AND CASH MANAGEMENT SERVICES ANNEX


This Annex is part of the Services Agreement dated January 1, 2003 by and between Merchants Group, Inc. and Merchants Insurance Company of New Hampshire, Inc. on the one hand ("Client") and Merchants Mutual Insurance Company ("MMIC") on the other hand ("Manager").

I.       The Account

         The cash, securities and other assets placed by Client in the account to be managed under this Annex (the "Account") are listed on Section I.
         A. of Schedule A. At the sole discretion of Client, assets may be added to or withdrawn from the Account at any time. Client will provide notification to the Manager of any such additions or withdrawals. The Account will include these assets and any changes in them resulting from transactions directed by Manager, withdrawals and additions made by Client, or dividends, interest, stock splits and other earnings, gains or losses on the assets.

         Assets of the Client that are not to be managed by Manager are separately identified on Section I. B. of Schedule A ("Unmanaged Assets"). Manager may include these assets in its periodic reports to Client, but will exclude their value when calculating Manager's asset management fees.

II.      Management of the Account

         Manager will make all investment decisions for the Account, in Manager's sole discretion and without first consulting or notifying Client, in accordance with the investment restrictions and guidelines which are attached as Schedule B (the "Investment Guidelines"). If Manager manages only a portion of Client's portfolio, unless otherwise specified by Client in writing, Investment Guidelines' restrictions relate specifically to the assets managed by Manager. Client may change these Investment Guidelines at any time, but Manager will be bound by the changes only after it has received and agreed to them in writing, which agreement may not be unreasonably withheld. Other than by the Investment Guidelines and the terms of this Annex, the investments made by Manager on behalf of the Client will not be restricted in any manner, except by operation of law.

         Manager will have full power and authority, on behalf of Client, to instruct any brokers, dealers or banks to buy, sell, exchange, convert or otherwise trade in all securities, futures or other investments for the Account.

         Manager will not be responsible for giving Client investment advice or taking any other action with respect to Unmanaged Assets.

         Client appoints Manager as the true and lawful attorney of the Client for and in the name, place and stead of Client, in Manager's unrestricted discretion, to operate and conduct the Cash Accounts and the Account of the Client and any brokerage accounts necessary to manage the Account, and to do and perform all and every act and thing whatsoever requisite in furtherance of this Annex, including the execution of all writings related to the purchase or sale, assignments, transfers and ownership of any stocks, bonds, commodities, or other derivatives or securities. Manager is hereby fully authorized to act and rely on the authority vested pursuant to said power of attorney.

III.     Transactions for the Account

         Manager will arrange for securities transactions for the Account to be executed through those brokers, dealers or banks that Manager believes will provide best execution, unless specifically directed otherwise by Client as provided below in this Section III. In choosing a broker, dealer or bank, Manager will consider the broker, dealer or bank's execution capability, reputation and access to the markets for the securities being traded for the Account. Manager will seek competitive commission rates, but not necessarily the lowest rates available.

         Manager may send transactions for the Account to brokers who charge higher commissions than other brokers, provided that Manager determines in good faith that the amount of commissions Manager pays is reasonable in relation to the value of the brokerage and research services provided, viewed in terms either of that particular transaction or Manager's overall responsibilities with respect to all clients whose accounts Manager manages on a discretionary basis.

         Portfolio transactions for each client account generally are completed independently. However, if Manager decides to purchase or sell the same securities for Client and other clients at about the same time, Manager may combine Client's order with those of other clients if Manager reasonably believes that it will be able to negotiate better prices or lower commission rates or transaction costs for the combined order than for Client's order alone. Client will pay the average price and transaction costs obtained for such combined orders. Manager generally will allocate securities purchased or sold as part of a combined order to Client's Account and to accounts of other clients according to the size of the order placed for each client.

         If Manager cannot obtain execution for the total amount of the securities in the combined orders, adjustments to the allocation will be made on pro-rated methodology. However, Manager may increase or decrease the amounts of securities allocated to each client if necessary to avoid having odd or small numbers of shares held for the account of any client. Each client that participates in a combined order will receive or pay the average share price and/or transactions costs for all transactions executed as part of the combined order.

         If Client directs Manager to use particular brokers, dealers or banks to execute transactions for the Account, Manager will do so, but in that situation Manager will not seek better execution services or prices for Client from other brokers, dealers or banks, and Client may pay higher prices or transaction costs as a result. Also, in that situation

         Manager may not be able to seek better execution services for Client by combining Client's orders with those of other clients.

         Client may direct all transactions for the Account to a particular broker, dealer or bank, by writing the name and address of that broker, dealer or bank in the space provided on Schedule A.IV.

IV.      Transaction Confirmations

         Manager will instruct the brokers, dealers or banks who execute transactions for the Account to send to Client copies of all transaction confirmations, unless Client chooses not to receive confirmations.

         Client may elect to receive individual confirmations at any time by giving Manager written notice.

V.       Custody of Account Assets

         The assets in the Account will be held for Client by the custodian named on Schedule A.II (the "Custodian"). Manager will not have custody of any Account assets. Client will pay all fees of the Custodian.

         Client will authorize the Custodian to follow Manager's instructions to make and accept payments for, and to deliver or to receive, securities, cash or other investments purchased, sold, redeemed, exchanged, pledged or loaned for the Account. Client also will instruct the Custodian to send Client and Manager periodic statements showing the assets in and all transactions for the Account during the month, including any payments of Manager's fees.

         Client will provide Manager with a copy of its agreement with the Custodian, and will give Manager reasonable advance notice of any change of Custodian. Any additional direct costs and any identifiable indirect costs, such as increased salaries, which are incurred by Manager as a result of a change in Custodian by Client, not initiated or suggested by Manager, shall be paid to Manager by Client.

VI.      Reports to Client

         Manager will send Client monthly written reports showing the identity, cost and current market value of the assets in the Account and each transaction made for the Account during the period covered by the report. The Account's performance will be sent quarterly, semi-annually or annually upon Client's request.

VII.     Account Valuation

         Manager will value the securities in the Account using independent pricing sources. All securities in the Account that are listed and traded on a national securities exchange or on

         NASDAQ shall be valued on the valuation date at the closing price on the principal market where the securities are traded. All other securities shall be valued in accordance with any reasonable valuation method selected by Manager, consistent with accepted industry practices. While Manager does its best to obtain representative market prices for all securities in the Account, such prices do not always reflect the price actually received or paid on the open market.

VIII.    The Cash Accounts

         For the purposes of this Annex, the Cash Accounts shall be considered as any other asset class and be subject to the same reporting requirements, custodial agreements, valuation guidelines and fees; provided, however, that Cash Accounts of Client will continue to be subject to the control of Manager as long as any of (i) the Reinsurance Pooling Agreement; (ii) the Underwriting Annex; or (iii) the Claims Services Annex remain in effect.

IX.      Manager's Fees

         In consideration for the investment management services provided for under this Annex, the Client shall pay to the Manager a quarterly management fee (the "Management Fee") for its services in accordance with the following fee schedule: 5 basis points on the first $100 million, and 2 basis points thereafter. The Management Fee shall be payable promptly after the end of each fiscal quarter and shall be based on the average amount of Account assets and accrued interest for each fiscal quarter, computed in accordance with the provisions of
         Section VII above and before deducting the Management Fee for such quarter. In any partial quarter, the fees will be reduced pro rata based on the number of days the Account was managed.

         Client will be billed directly by Manager and will pay each quarterly Management Fee within 30 days of receiving the bill.

         If Manager invests in securities issued by money market funds or other investment companies for the Account, these securities will be included in the value of the Account when Manager's fees are calculated. These same assets will be subject to additional investment management and other fees that are paid by the investment company but ultimately borne by its shareholders. These additional fees are described in each investment company's prospectus.

X.       Legal Proceedings

         Manager will not advise or act for Client in any legal proceedings, including bankruptcies or class actions, involving securities held in the Account or issuers of those securities. The costs of such legal proceedings are to be borne by the Client. However, Manager agrees to cooperate as a witness for or lend such other reasonable assistance to the Client in any legal proceedings, other than any legal proceeding between the Manager or any affiliate or subsidiary of the Manager and the Client or any affiliate or subsidiary of the Client arising out of any security purchased by the Manager on behalf of the Client.

XI.      Risk

         Manager cannot guarantee the future performance of the Account, promise any specific level of performance or promise that its investment decisions, strategies or overall management of the Account will be successful. The investment decisions Manager will make for Client are subject to various market, currency, economic, political and business risks, and will not necessarily be profitable. Client hereby acknowledges these limitations and risks.

XII.     Standard of Care; Limitation of Liability

         Manager shall manage the Account in accordance with all state insurance laws that are applicable to Client's investments.

         Manager will not be liable to Client for any loss (i) that Client may suffer as a result of Manager's good faith decisions or actions where Manager exercises the degree of care, skill, prudence and diligence that a prudent person acting in a like fiduciary capacity would use;
         (ii) caused by following Client's instructions; or (iii) caused by the Custodian, any broker, dealer or bank to which Manager directs transactions for the Account or any other person.

         Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and this Annex does not waive or limit Client's rights under those laws.

         Manager will not be responsible for Client's own compliance with the insurance investment laws of Client's state of domicile or for Client's compliance with applicable tax laws.

         In managing the Account, Manager will not consider for diversification or other purposes any other securities, cash, or other investments or assets Client owns but which are not in the Account. Manager shall have no responsibility whatsoever for the management of the Unmanaged Assets or any assets of Client other than the Account and shall incur no liability for any loss or damage which may result from the management of such other assets.

XIII.    Client Directions

         The names and specimen signatures of each individual who is authorized to give directions to Manager on Client's behalf under this Agreement are set forth on Schedule C. Directions received by Manager from Client must be signed by at least one such person. If Manager receives directions from Client which are not signed by a person that Manager reasonably believes is authorized to do so, Manager shall not be required to comply with such directions until it verifies that the directions are properly authorized by Client.

         Manager shall be fully protected in relying upon any direction signed or given by a person that Manager reasonably believes is authorized to give such directions on Client's behalf. Manager also shall be fully protected when acting upon an instrument, certificate, or paper that Manager reasonably believes to be genuine and to be signed or presented by any such person or persons. Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any writing and may accept the same as conclusive evidence of truth and accuracy of statements contained therein.

XIV.     Confidentiality

         Except as Client and Manager otherwise agree or as may be required by law, all information concerning the Account and services provided under this Annex shall be kept confidential. Notwithstanding the foregoing, Client may generally discuss the Account with other members of its industry. Client shall not discuss the specific composition of the Account, meaning the assets purchased for the Account by the Manager, without the Manager's prior agreement. Client acknowledges that the composition of the Account is considered proprietary work product of the Manager constituting a trade secret.

XV.      Non-Exclusive Agreement

         Manager manages investments for its own account and may provide investment advice to other clients and may give them advice or take actions for them, for Manager's own accounts or for accounts of persons related to or employed by Manager that is different from advice provided to or actions taken for Client.

         Manager is not obligated to buy, sell or recommend for Client's Account any security or other investment that Manager may buy, sell or recommend for other clients or for the account of Manager or its related persons or employees.

         If Manager obtains material, non-public information about a security or its issuer that Manager may not lawfully use or disclose, Manager will have no obligation to disclose the information to Client or to use it for Client's benefit.

XVI.     Term and Termination of Annex

         This Annex shall commence as of the Effective Date of the Agreement. Either Client or Manager may cancel this Annex with one year's written notice. If said notice is given within a calendar quarter, the one year's notice will begin at the end of the calendar quarter. This Annex will remain in effect until terminated. Termination of this Annex will not affect (i) the validity of any action that Manager or Client has previously taken; (ii) the liabilities or obligations of Manager or Client for transactions started before termination; or (iii) Client's obligation to pay Manager's fees through the date of termination. Upon termination, Manager will have no obligation to recommend or take any action with regard to the securities, cash or other assets in the Account.

XVII.    Annex Not Assignable

         This Annex may not be assigned within the meaning of the Investment Advisers Act of 1940 (the "Advisers Act") by Manager without Client's consent.

XVIII.   Governing Law

         The internal laws of the State of New York without regard to principles of conflicts of law will govern this Annex. However, nothing in this Annex will be construed contrary to any provision of the Advisers Act or the rules thereunder to the extent that the Advisers Act is applicable to Manager.

XIX.     Miscellaneous

         If any provision of this Annex is or becomes inconsistent with any applicable law or rule, the provision will be deemed rescinded or modified to the extent necessary to comply with such law or rule. In all other respects, this Annex will continue in full force and effect. This Annex contains the entire understanding between Manager and Client and may not be changed except in writing signed by both parties. Failure to insist on strict compliance with this Annex or with any of its terms or any continued conduct will not be considered a waiver by either party under this Annex.

XX.      Representations of Client

         Client represents and warrants to Manager that (a) Client is the beneficial owner of all assets in the Account and, except as specifically identified by Client, there are no restrictions on transfer or sale of any of those assets; (b) the Agreement has been duly authorized, executed, and delivered by Client and is Client's valid and binding obligation; (c) the names of the individuals who are authorized to act under this Annex on behalf of Client have been given to Manager in writing; (d) no government authorizations, approvals, consents, or filings not already obtained are required in connection with the execution, delivery, or performance of this Annex by Client; and (e) Client certifies that it is not an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended or a plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended, nor a Person acting on behalf of any such plan. Client agrees to notify Manager in writing within five (5) calendar days after the occurrence of an event making the above statement no longer accurate.

XXI.     Representations of Manager

         Manager represents and warrants that the Agreement has been duly authorized, executed and delivered by Manager and is its valid and binding obligation.

                                   SCHEDULE A

I.  ACCOUNT ASSETS.

           A. Managed Assets - Client has deposited the following securities, cash and other assets with the Custodian identified below to be managed under this Annex:

                  See Exhibit I

         B. Unmanaged Assets - Client also deposited with the Custodian the following assets which are not to be managed under this Annex: None.

--------------------------------------------------------------------------------

II. CUSTODY OF ACCOUNT ASSETS. The assets to be managed under this Annex and any Unmanaged Assets will be held by:

JP Morgan Investor Services
Custodial Account Number: G55021
David Ricketts, AVP
3 Metro Tech Center - 6th Floor
Brooklyn, New York 11245
Contact Phone Number: 718-254-3395

--------------------------------------------------------------------------------

III.  QUARTERLY FEES.   Manager's fees for services provided under this Annex
shall be as follows, computed in accordance with Section IX of this Annex:
Asset Management Fees:

Quarterly fee of .05% (five hundredths of one percent) of the first $100 million of the market value of the assets under management; plus

Quarterly fee of .02% (two hundredths of one percent) of the market value of the assets under management in excess of $100 million.

--------------------------------------------------------------------------------

IV. BROKERAGE DIRECTION. Client directs Manager to cause all transactions for the Account to be executed through the following broker, dealer or bank:

--------------------------------------------------------------------------------

Client has read, understands and accepts the limitations that this direction will place on Manager's ability to seek best execution for the Account. This direction may be changed by Client at any time by notifying Manager in writing.

--------------------------------------------------------------------------------

V.  NAME OF CLIENT:                                         VI.  DATE:
Merchants Group, Inc.
Merchants Insurance Company of New Hampshire, Inc.
                                                            January 1, 2003
By: ____________________________________________

                                   SCHEDULE B


INVESTMENT GUIDELINES: The investment guidelines to be followed by Manager in managing Client's Account are set forth below:

I.       INVESTMENT STRATEGY

         Client's investment strategy is to pursue growth in shareholders' equity by maximizing after-tax returns WITHIN STATED PARAMETERS, while controlling risk in the portfolio. The strategy aims to provide for sufficient liquidity and maintain a management-informed relationship between assets and liabilities.

II.      INVESTMENT POLICY GUIDELINES

         A. OBJECTIVES

         1. RETURN REQUIREMENTS

         Return objectives emphasize after-tax total return that seeks a balance between capital growth and current income.

         2. CREDIT PROFILE

         As of January 1, 2003, except as otherwise provided in this Schedule B, purchases of fixed income and preferred stock securities shall be limited to those rated AA/Aa or better by at least one of the nationally known rating agencies including, but not limited to, Standard and Poor's, Moody's or Fitch.


         B. CONSTRAINTS

         1. LIQUIDITY REQUIREMENTS

         The variable cash flow from Client's insurance operations necessitates vigilant monitoring of liquidity needs. Sufficient cash reserves, or cash equivalents, will be maintained to minimize the potential for having to liquidate assets at undue cost. In addition, cash reserves will be maintained at the direction of the Client's Board of Directors to serve any structural or corporate needs that develop.

         2. TIME/MATURITY HORIZON

         As of January 1, 2003 purchases shall target a maturity of up to five
         (5) years at the time of purchase.

         3. TAX CONSIDERATIONS

         At January 1, 2003, Client is in a taxable position. Manager will maintain flexibility in shifting between income from taxable or tax-advantaged sources in an effort to maximize after-tax income annually, subject to other guidelines.

         4. LEGAL AND REGULATORY REQUIREMENTS

         Manager shall comply with Article 14 of the New York Insurance Law regarding permissible Client investments.

         5. ADDITIONAL CONSIDERATIONS

         Client has adopted additional guidelines for the investment of assets, beyond those required by Article 14 of the New York Insurance Law (see II.B.5.c.), as follows:

         a.   GENERAL GUIDELINES

              These guidelines apply to all fixed income and preferred stock investments except investments made under Section 1404(b) ("Leeway Provision") of the New York Insurance Law.

              i. QUALITY

              All investments will be limited to securities rated among the top two (2) quality grades (AA or better) by at least one of the nationally recognized rating agencies.

              ii. MATURITY

              All fixed income purchases will be limited to a maximum maturity of five (5) years, except mortgage-backed and asset-backed securities that may have stated maturities longer than five (5) years. All cash equivalents will be invested in money market instruments with a maximum maturity of six (6) months. Perpetual preferred stocks (i.e. stocks with no stated maturity) and preferred stocks having longer-term call or sinking fund provisions are permitted up to, but not to exceed, a purchase amount of $10.0 million in the aggregate.

              iii. MARKETABILITY

              Issue size will be sufficiently large enough to ensure an ongoing secondary trading market.



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


              iv. POSITION SIZE

              Unsecured investment securities of any single issue will be limited to no more than 10% of the Client's statutory surplus at any time. Additionally, investment in any one industry will be limited to no more than 25% of the statutory surplus of Client. The above restrictions do not apply to securities issued or guaranteed by the United States Government or United States Government Agencies, or to investments in subsidiaries.

              v. REPORTING REQUIREMENTS

              Manager will report all investment transactions to the Client's Board of Directors at their regularly scheduled meetings.


         b.   EQUITY SECURITIES

              As of January 1, 2003 equity securities are not a permitted class for new purchases. However, should these instructions change to permit equity investments, the following guidelines will followed:

              i. EXCHANGE TRADED

              The shares must be traded on at least one nationally recognized exchange (New York Stock Exchange, American Stock Exchange, NASDAQ, Boston, or Philadelphia Stock Exchanges).

              ii. POSITION SIZES

              The aggregate cost of all equity interests is limited to the lesser of Client's policyholders' surplus or 10% of admitted assets. This excludes any insurance company shares.

              Investments in any single domestic institution's equity securities (common shares) are limited to 1% of admitted assets as of the last statement date. (Initial investment shall be limited to the lesser of $5,000,000 beginning cost or 15% of statutory surplus as of the last statement date.)

              Individual equity purchase recommendations may be made by the Client's Board of Directors or their designated representative and initiated through Manager.



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



              iii. REPORTING REQUIREMENTS - MANAGEMENT

              Manager will report all investment transactions under this section to the Client Board of Directors at their regularly scheduled meetings.

         c.   SPECIAL GUIDELINES

              These special guidelines apply specifically to investment made under Section 1404(b) ("Leeway Provision") of the New York Insurance Law.

              i. TOTAL CAPACITY

              Aggregate investments made under Section 1404(b) will be limited to 5% of admitted assets of the Company as of December 31st of the most recently completed year.

              ii. NATURE OF INVESTMENTS

              Investments made under Section 1404(b) will primarily consist of below investment grade bonds and unsecured subordinated debt, as well as equity interests in non-publicly traded companies.

              Maturity on debt instruments will be generally limited to ten (10) years. However, at the direction of the Client's Board of Directors or their designee, investments with maturities greater than ten (10) years are permitted.

              Investments that expose Client to financial risk in excess of its original principal investment are prohibited.

              iii. POSITION SIZE

              Investments in securities issued by any single entity will be limited to $1.0 million. Securities purchased with the intention of holding until maturity may be purchased in reasonable sizes under $1.0 million.

              iv. REPORTING REQUIREMENTS

              Manager will report all investment transactions at the regularly scheduled meetings of the Client's Board of Directors.

              Management will report and review the performance of investments made under these special guidelines separately at least twice a year at regularly scheduled meetings of the Client's Board of Directors.

NAME OF CLIENT:                                             DATE:
Merchants Group, Inc.
Merchants Insurance Company of New Hampshire, Inc.          January 1, 2003


                                                           _________________
By: ____________________________________________

                                   SCHEDULE C
                              MERCHANTS GROUP, INC.

                             SECRETARY'S CERTIFICATE

         I, Edward M. Murphy, the Secretary of Merchants Group, Inc. (the "Corporation"), a Corporation organized and existing under the laws of the State of Delaware hereby certify that each of the following officers of the Corporation, acting singly, is authorized in the name and on behalf of the Corporation, to give instructions to Merchants Mutual Insurance Company ("Manager") with respect to any and all matters, including investment and reinvestment of securities, pertaining to the Investment and Cash Management Services Annex between the Corporation and Manager, and to execute and deliver any and all documents and to take any and all other action to carry out the purposes of said Investment and Cash Management Services Annex. I further certify that the specimen signature set forth next to the names of such officers, is the true and genuine signature of such persons.

Name of Officer            Title                      Signature


---------------------      ---------------------      ------------------------



---------------------      ---------------------      ------------------------



---------------------      ---------------------      ------------------------

         This Certificate shall be in effect from the date hereof until written notice is given on behalf of the Corporation to terminate or revise it.

         IN WITNESS WHEREOF, I set my hand and seal of the Corporation.



                    -----------------------------------      -------------------
(Corporate Seal)    Secretary                                Date

                                   SCHEDULE C
               MERCHANTS INSURANCE COMPANY OF NEW HAMPSHIRE, INC.

                            SECRETARY'S CERTIFICATE

      I, Edward M. Murphy, the Secretary of Merchants Insurance Company of
New Hampshire, Inc. (the "Corporation"), a Corporation organized and existing under the laws of the State of New Hampshire hereby certify that each of the following officers of the Corporation, acting singly, is authorized in the name and on behalf of the Corporation, to give instructions to Merchants Mutual Insurance Company ("Manager") with respect to any and all matters, including investment and reinvestment of securities, pertaining to the Investment and Cash Management Services Annex between the Corporation and Manager, and to execute and deliver any and all documents and to take any and all other action to carry out the purposes of said Investment and Cash Management Services Annex. I further certify that the specimen signature set forth next to the names of such officers, is the true and genuine signature of such persons.

Name of Officer            Title                      Signature


---------------------      ---------------------      ------------------------



---------------------      ---------------------      ------------------------



---------------------      ---------------------      ------------------------


         This Certificate shall be in effect from the date hereof until written notice is given on behalf of the Corporation to terminate or revise it.

         IN WITNESS WHEREOF, I set my hand and seal of the Corporation.



                    -----------------------------------      -------------------
(Corporate Seal)    Secretary                                Date





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